APPENDIX A

FIRST FINANCIAL HOLDINGS, INC.
AUDIT COMMITTEE CHARTER
August 24, 2006

Purpose of the Audit Committee

          Members of the Audit Committee ("Committee") of First Financial Holdings, Inc. ("Corporation") are nominated by the Corporate Governance / Nominating Committee and appointed by the Board of Directors of the Corporation ("Board of Directors"). The Committee assists the Board of Directors in overseeing:

  The accounting and financial reporting processes of the Corporation and the audits of the Corporation's financial statements

  The integrity of the financial statements of the Corporation

  The systems of internal accounting and financial controls

  The external auditor's qualifications and independence

  The performance of the internal audit department and the external auditors

  The compliance by the Corporation with legal and regulatory requirements

Composition of the Committee

          Committee members shall meet the requirements of the NASDAQ Stock Market, Inc. Marketplace Rules ("NASDAQ") and the Securities and Exchange Commission ("SEC"), as such requirements are interpreted by the Board of Directors in its business judgment. The Committee shall be comprised of at least three members, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. No member of the Committee shall have participated in the preparation of the financial statements of the Corporation (or any of its subsidiaries) in the past three years. All members of the Committee shall have a basic understanding of financial and accounting matters and be able to read and understand fundamental financial statements, including the Corporation's balance sheet, income statement and cash flow statement, and at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors may designate at least one Committee member as an "audit committee financial expert" as the SEC defines that term and as the Board interprets such qualification in its business judgment consistent with such definition.

          If a Committee member ceases to be independent for reasons outside the Committee member's reasonable control, his or her membership on the Committee may continue until the earlier of the Corporation's next annual shareholders' meeting or one year from the occurrence of the event that caused the failure to qualify as independent. The Corporation shall provide notice to NASDAQ immediately upon learning of the event or circumstance that caused the non-compliance.

          The members of the Committee shall be appointed by the Board of Directors and may be replaced by the Board of Directors as it deems necessary.

Committee Meetings

          The Committee shall meet at least seven times each year, and more frequently as circumstances dictate. The Committee Chairman (with input from Committee members, management, and key Committee advisors) shall prepare and/or approve an agenda in advance of each meeting. The Committee shall meet periodically in separate executive sessions with management, the senior internal audit executive and the external auditor and have such other direct and independent interaction with such persons from time to time as the members of the Committee deem appropriate. The Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or external auditor to attend a Committee meeting or to meet with any members of, or consultants to, the Committee.

          A majority of the members of the Committee will constitute a quorum. Any act of a majority of the members present at any meeting at which a quorum is present shall be an act of the Committee.

Committee Authority and Responsibilities

          The Committee shall have the sole authority to appoint, determine funding for, oversee and terminate the Corporation's external auditors. The Committee shall be directly responsible for the compensation and oversight of the work of the external auditor (including resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor shall report directly to the Committee.

          The Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its external auditor, subject to the de minimis exception for non-audit services that are approved by the Committee prior to the completion of the audit. The Committee shall review and discuss with the external auditor any documentation supplied by the external auditor as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the external auditor's independence. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee for ratification at its next scheduled meeting.

          The Committee shall have the authority (to the extent it deems necessary or appropriate) to engage and determine funding for independent legal, accounting or other advisors with funding provided by the Corporation. The Corporation shall provide for appropriate funding (as determined by the Committee) for payment of (a) compensation to the external auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Corporation, (b) compensation to any advisor referred to in the immediately preceding sentence, and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

          The Committee shall make regular reports to the Board of Directors. The Committee shall review and reassess the adequacy of this Audit Committee Charter ("Charter") annually and recommend any proposed changes to the Board of Directors for approval. The Charter shall be published in accordance with SEC regulations.

          The Committee shall:

Financial Statement and Disclosure Matters

  Prior to filing the Corporation's Annual Report on Form 10-K ("Form 10-K"), review and discuss with management and the external auditor the annual audited financial statements and the disclosures made in management's discussion and analysis, and recommend to the Board of Directors whether the audited financial statements should be included in the Corporation's Form 10-K.

  Prior to filing the Corporation's Quarterly Reports on Form 10-Q ("Form 10-Q"), review and discuss with management and the external auditor the Corporation's quarterly financial statements, including the results of the external auditor's review of the quarterly financial statements, and the disclosures made in management's discussion and analysis.

  Discuss with management and the external auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements, including any significant changes in the Corporation's selection or application of accounting principles.

  Review and discuss with management and the external auditor any major issues as to the adequacy of the Corporation's internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

  Review and discuss with management, the senior internal audit executive, and the external auditor the Corporation's internal controls report and the external auditor's attestation of the report prior to the filing of the Corporation's Form 10-K.

  Review and discuss the Corporation's Form 10-K with the external auditors regarding:

    all critical accounting policies and practices to be used;

    all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditor; and

    other material written communications between the external auditor and management, such as any management letter or schedule of unadjusted differences.

  Review and discuss with management the Corporation's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions generally should consist of discussing the types of information to be disclosed in the release and the types of presentations to be included in the release.

  Discuss with management any material legal proceedings and contingent liabilities that need to be disclosed.

  Discuss with management and the external auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation's financial statements.

  Discuss with management the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation's risk assessment and risk management policies.

  Discuss with the external auditor the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

  Review disclosures made to the Committee by the Corporation's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation's internal controls.

  Ensure that a public announcement of the Corporation's receipt of an audit opinion that contains a going concern qualification is made promptly.

  Prepare the Audit Committee Report for inclusion in the Corporation's annual meeting proxy statement, consulting with the Corporation's legal counsel, if necessary.

Oversight of the Corporation's Relationship with the External Auditor

  Review and evaluate the qualifications of the lead partner of the external audit team.

  Obtain and review a report from the external auditor at least annually regarding (a) the external auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to one or more independent audits carried out by the firm and (c) any steps taken to address any such issues. Evaluate the qualifications, performance and independence of the external auditor, including whether the external auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the external auditor's independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the external auditor to the Board of Directors.

  Obtain from the external auditor a formal written statement delineating all relationships between the external auditor and the Corporation. It is the responsibility of the Committee to actively engage in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditor and for purposes of taking, or recommending that the full Board of Directors take, appropriate action to oversee the independence of the external auditor.

  Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

  Recommend to the Board of Directors, policies for the Corporation's hiring of employees or former employees of the external auditor.

  Meet with the external auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Corporation's Internal Audit Department
  Review the appointment, performance, and replacement of the senior internal audit executive.

  Review the significant reports to management prepared by the internal audit department and management's responses.

  Discuss with the external auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

  Obtain from the external auditor assurance that if it detects or becomes aware of any illegal act, to assure that the Committee is adequately informed and to provide a report if the external auditor has reached specified conclusions with respect to such illegal acts.

  Obtain reports from management, the senior internal audit executive, and the external auditor that the Corporation and any subsidiaries are in conformity with applicable legal requirements and the Corporation's Code of Business Conduct and Ethics. Advise the Board of Directors with respect to the Corporation's policies and procedures regarding compliance with applicable laws and regulations and with the Corporation's Code of Business Conduct and Ethics.

  Review and approve, if appropriate, all related party transactions.

  Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  Discuss with management and the external auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation's financial statements or accounting policies.

  Discuss with the Corporation's legal counsel legal matters that may have a material impact on the financial statements and the Corporation's compliance policies.

Limitation of Audit Committee's Role

          While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditor. Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation from whom and from which he or she receives information and the accuracy of the financial and other information provided to the Committee by such persons or organizations, absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).